Exhibit 99.1

Nightfood Announces Successful Hotel Test, Engages iDEAL Hospitality to Scale High-Margin Hotel Vertical

Management to Host Business Update Call Today at 4:30PM Eastern Time

Tarrytown, NY, September 8, 2021 – Nightfood Holdings, Inc. (OTCQB: NGTF), the category-pioneering company addressing America’s $50 billion nighttime snacking problem, today announced the completion of a retail pilot test in the lobby shops of a leading international hotel chain. The test, first announced in March 2021, has been confirmed a success.

As a result, the testing chain has confirmed the decision to fully launch Nightfood into their lobby shop freezers chain-wide with an expected start date in the fourth quarter of 2021 or the first quarter of 2022.

“This is a massive step in establishing and growing the projected billion-dollar night snack category, while further securing our leadership position” remarked Sean Folkson, Nightfood founder and CEO. “The test results indicate we can expect to sell as many pints per week in a single hotel location as we do in a single supermarket. So, adding hundreds or thousands of hotels is as impactful to the top line as adding the same number of supermarkets, and projects to be significantly more profitable and more cash-efficient.”

To fully capitalize on the high-margin hotel opportunity, Nightfood has engaged iDEAL Hospitality Partners Group. Led by hospitality industry veteran Jill Dean Rigsbee, iDEAL focuses on introducing and scaling innovative hospitality-related products within the hotel/hospitality market. Rigsbee is the former long-time Director of Business Development for Avendra, North America’s leading hospitality procurement service provider.

iDEAL has been engaged to secure distribution partnerships with additional global hotel brands, oversee hospitality-related business development initiatives, and provide sales and support during the national Nightfood hotel rollout.

“Nightfood’s vision is to secure placement in all of the estimated 20,000 hotels in the United States which sell snacks in lobby retail shops,” commented Rigsbee, iDEAL CEO. “Internally, our goal is to have Nightfood’s ice cream pints, and other Nightfood snack products, in more than 7,500 hotel locations by July 31, 2022.”

iDEAL is presently engaged in Nightfood sales discussions with several major hotel chains as well as the largest Group Purchasing Organizations in hospitality, representing thousands of additional hotel properties.

Rigsbee continued, “Over the years, hotels have curated high-sugar, high-fat, high-calorie snacks in their lobby shops. We now know such snacks are disruptive and harmful to sleep quality. This was certainly unintentional and is clearly undesirable. We expect hotel executives to quickly rectify this now that sleep-friendly night snacks are finally available to them. Hotels take their obligation to support better sleep for their guests seriously. These sleep-supporting efforts can now extend out of their guestrooms and into their lobby shops. As a result, we expect Nightfood snacks to rapidly attain significant national hotel distribution.”

“Nightfood is growing an established and documented track record of strong sales velocities in the hotel environment, now confirmed by our international partner” added Mr. Folkson. “Simultaneously, we continue to work on optimizing and growing our supermarket business. We expect to gain new supermarket distribution in the coming months for the spring resets.”

“The supermarket is an extremely competitive and expensive place in which to launch and grow a new brand. An estimated 85% of products fail within the first two years, according to Nielsen data. We have received notification that Nightfood ice cream is expected to be rotated out of Harris Teeter supermarket locations in the coming weeks. We appreciate the opportunity to service their customers over the last two years and will work toward being reinstated in their stores. We believe securing distribution in thousands of hotels in the coming months will have a radical impact on our ability to excel in the supermarket environment. We project thousands of new consumers each day discovering and trying Nightfood for the first time in the curated hotel setting. We expect this to result in accelerated consumer acceptance of the night snack category, increased supermarket sales velocities, and in cementing Nightfood’s position as the category leader.

Widespread hotel distribution can transform us from a middle-of-the-road supermarket player to a powerful and prominent supermarket brand. RxBar built their early mainstream success with distribution in gyms. Oatly uses distribution in coffee shops like Starbucks to rapidly and efficiently scale their supermarket sales in new markets. Nightfood plans to do the same with hotels.”

Recent corporate developments and financial results include:

•	Completed successful retail pilot test of Nightfood sleep-friendly ice cream in the lobby grab-and-go shops of an international hotel group
•	Established a Board of Directors and appointed flagship strategic directors including 5-Hour Energy founder Tom Morse, venture capitalist Nisa Amoils, and sleep expert Thanuja Hamilton, M.D.
•	Secured distribution and introduced Nightfood on-shelf in over 1,000 Walmart locations across the country
•	Introduced bold new packaging design on-shelf in major retail partners, including Walmart
•	Appointed ice cream industry veteran, CPA Jerry Isaacson, as Chief of Finance, significantly strengthening management with expertise in ice cream logistics, manufacturing, and procurement
•	Strengthened the corporate balance sheet through a $4.5 million financing/refinancing round which closed in April, 2021
•	Eliminated, through negotiation and repayment, approximately $4,000,000 in outstanding debt and payables

Additionally, the Company is working through its annual audit review for the Fiscal Year ended June 30, 2021, for its annual report on form 10K expected to be filed in the coming weeks.

The most up-to-date unaudited reports show sales of Nightfood exceeded 360,000 pints of ice cream in the twelve months ended June 30, 2021, up from 262,574 for the previous year, an increase of over 37%. Gross sales are expected to come in at over $1,100,000, an increase of approximately 25% from fiscal 2020. Net revenue is expected to exceed $600,000, an increase of over 150% from fiscal 2020.

At 4:30 pm eastern time today, Wednesday, September 8, 2021, management will host a conference call to discuss the financial results for the fiscal fourth quarter and fiscal full year 2021, along with other positive developments and the roadmap for the next twelve months. To access the call, please use the following:

Dial-In Number: 1- 857-232-0157

Access Code: 422095

The call will consist of prepared remarks, followed by a Q&A. Investors and other interested parties are encouraged to submit questions to Tirth Patel at tpatel@lhai.com. Which questions will be addressed will be based on the perceived relevance to the general shareholder base along with the questions’ appropriateness in light of public disclosure rules.

For those unable to participate in the conference call at that time, a replay and full call transcript will be available at https://www.smallcapvoice.com/clients/ngtf/ shortly after the call has concluded.

About iDEAL Hospitality Partners Group

iDEAL Hospitality Partners Group, based in Wake Forest, North Carolina, provides outsourced marketing and business development services for companies eager to grow sales in the hospitality sector. The iDEAL team knows the key decision makers and stakeholders that consider and purchase products for all areas of a hotel or resort. Through long-standing relationships with hotel owners and management companies, the iDEAL team presents client's innovative and unique products and services for the lodging industry to hotels and resorts throughout North and Central America and in the Caribbean.

Nightfood: Pioneering the Night Snacks Category

It is estimated that over 85% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. Consumers struggle to make the right choices, but humans are hard-wired to crave sweets and fats at night. Instead of reaching for the healthiest options, the most popular night snacks are cookies, chips, and ice cream. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep due to excess fat and sugar consumed before bed.

Nightfood is pioneering the category of night snacks. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive characteristics, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality. Having a night snack is no longer the problem it once was.

Unlike regular ice cream, Nightfood was formulated to contain more tryptophan, vitamin B6, calcium, magnesium, zinc, prebiotic fiber, and casein protein. It also has less sugar, less fat, and a lower glycemic profile. Because of its great taste and unique nutritional profile, Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association as their recommended ice cream for pregnancy cravings.

The brand won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood ice cream is available in divisions of Walmart, Albertson’s, and H-E-B, as well as many regional supermarket chains and independent retailers, and select hotel locations.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains "forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold, the success of distribution partnerships or arrangements, and cash flows from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell
Notably

media@Nightfood.com
215-760-7547

Investor Contact:

Tirth T. Patel
LHA Investor Relations

tpatel@lhai.com

212-201-6614

iDeal Hospitality Partners Contact:

Tobi Bowen

Instinctive Branding

media@idealhpgroup.com

984-235-5855